Exhibit 99

Enterprise Bancorp, Inc. announced net income of $1.7 million for the quarter ended September 30, 2008 compared to $2.6 million for the quarter ended September 30, 2007.  Diluted earnings per share were $0.21 for the third quarter compared to $0.33 for the same period in 2007.    Net income for the nine months ended September 30, 2008 amounted to $5.5 million compared to $7.2 million for the same period in 2007.  Diluted earnings per share were $0.69 for the nine months ended September 30, 2008 compared to $0.91 for the comparable 2007 period.    On October 21, the company announced a fourth quarter dividend of $0.09 per share to be paid on December 1, 2008 to shareholders of record as of November 10, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

Total assets were $1.137 billion at September 30, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 7.5%.Total loans increased 9% since December 31, 2007 amounting to $908.8 million at September 30, 2008.  Total loans have increased 12% since September 30, 2007.Total deposits, excluding brokered deposits, were $876.9 million at September 30, 2008 compared to $798.1 million at December 31, 2007, an increase of 10%.  Brokered deposits amounted to $67.4 million and $70.7 million on those respective dates. Investment assets under management amounted to $516.5 million at September 30, 2008 compared to $573.6 million at December 31, 2007, a decrease of 10%.  The decrease is primarily attributable to a reduction in investment assets, and declines in equity market values during the period.  Total assets under management amounted to $1.674 billion at September 30, 2008 as compared to $1.652 billion at December 31, 2007, an increase of 1%.

At Enterprise Bank, our position has never been stronger. With the many stories about financial institutions in the press today, we are proud that Enterprise Bank, with its strong corporate culture, has a very positive story to report. Enterprise has never offered a sub-prime loan product, never held any Fannie Mae or Freddie Mac stock, and never invested in a corporate bond and, therefore has not experienced the problems that plagued many of the Wall Street investment banks, national banks, and mortgage companies. In contrast, Enterprise Bank has concentrated on traditional mortgage lending and local business, professional and community lending.  Our loan growth was $75 million, or 9%, year-to-date. With much of the world’s large financial institutions in turmoil, there has never been a stronger case for traditional commercial community banks like Enterprise Bank. Our purpose statement, “The Enterprise Bank team helps create successful businesses, jobs, opportunities, wealth and vibrant, prosperous communities,” demonstrates the relationship between Enterprise Bank and our customers which is at the heart of our strong asset quality and strength. We have solid earnings and the company is well capitalized; we continue to expand our franchise in the new markets of Acton, MA and Derry, NH; and have undertaken many significant initiatives which, while increasing expenses in the short-term, will further position and differentiate the Bank in a positive way.  Experience taught us early on we could best serve our customers through consistent and disciplined lending, open and honest communication and ongoing investment in our products, services, and people. Since our inception twenty years ago, we have embraced this strategy and feel that it is the cornerstone of our success. We have never lost sight of our fiduciary responsibility to safeguard our customers’ deposits. While others are retrenching in the financial markets, the bank continues to actively seek out lending opportunities with growing businesses, non-profits and professionals in the communities we serve.  We are an economic engine stimulating growth in the Merrimack Valley, North Central Worcester County and Southern New Hampshire. In essence, our role as trusted financial advisors is more important in today’s challenging environment than ever before.

The current year net income continues to be impacted by the margin compression caused by market interest rate reductions, which began in September 2007 and continued through April 2008, however, the company’s net interest income has improved in recent quarters. The current year results also included an increase in the provision for loan losses and lower levels of security gains realized in 2008 than in 2007. Additionally, the company benefited from a decrease in its effective income tax rate in

2008; however, third quarter income taxes were impacted by approximately $130 thousand related to legislative changes in future tax rates applicable to Massachusetts financial institutions.

Net interest margin improved during the current quarter as deposit rates declined, higher-cost brokered CDs matured, and rates on wholesale funding (particularly short-term FHLB rates) continued to decline.  In addition, strong loan growth helped to partially offset the reduction in asset yields. The nine-month net interest margin decreased as a result of asset yields repricing downward, due to the market rate reductions referenced above. Deposit and funding costs also declined over this period, but initially at a slower pace due to tight credit markets and a highly-competitive marketplace for deposits during that period.  Net interest margin was 4.21% for the quarter ended September 30, 2008 compared to 4.11% and 4.36% for the quarters ended June 30, 2008 and September 30, 2007, respectively.  Net interest margin was 4.14% for the nine months ended September 30, 2008, compared to 4.45% for the same period in 2007, and 4.40% for the year ended December 31, 2007.

Net interest income for the quarter ended September 30, 2008 amounted to $10.9 million, compared to $10.3 million in the September 2007 quarter.  For the nine months ended September 30, 2008, net interest income amounted to $31.0 million, compared to $30.4 million year-to-date September 2007.  The increase in net interest income over the prior-year periods was due to strong loan growth which was partially offset by the margin compression, as noted above.

The provision for loan losses amounted to $1.2 million for the third quarter of 2008, as compared to $215 thousand in the third quarter of 2007.  The provision for loan losses for the nine months ended September 30, 2008 amounted to $2.0 million, compared to $350 thousand for the same period in 2007.  The increases over the prior-year periods were primarily due to loan growth and the effect of net charge-offs and specific reserves.   Total loans have increased $75.0 million, or 9%, since December 31, 2007. Year-to-date, the company recorded 2008 net charge-offs of $387 thousand, compared to 2007 year-to-date net recoveries of $109 thousand.  The current quarter also reflected additional specific reserves of $600 thousand, comprised primarily of reserves for three larger commercial relationships. However, in light of the current economic environment, overall asset quality remains strong with annualized year-to-date net charge-offs amounting to only 0.06% of average total loans, and non-performing assets to total assets of 0.63% at September 30, 2008.  The allowance for loan losses to total loans ratio was 1.67% at September 30, 2008, compared to 1.60% at June 30, 2008, and 1.62% at December 31, 2007.

Non-interest income for the quarter ended September 30, 2008 amounted to $2.6 million, an increase of $81 thousand, or 3%, over the same quarter in the prior year.  Non-interest income for the nine months ended September 30, 2008 was $7.4 million, an increase of $273 thousand, or 4%, compared to the same period in 2007.  The increases were due primarily to an increase in deposit-service fees, partially offset by lower levels of security gains realized in 2008 than in 2007.   Excluding security gains, non-interest income increased $252 thousand, or 12%, and $875 thousand, or 14%, over the comparable three and nine-month periods, respectively, in the prior year.

Non-interest expense was $9.6 million for the quarter ended September 30, 2008, an increase of $1.0 million, or 12%, over the comparable period in 2007.  For the nine months ended September 30, 2008, non-interest expense amounted to $28.3 million, an increase of $2.2 million, or 8%, compared to the same period in 2007.  The increases in non-interest expense were primarily related to the company’s strategic growth initiatives resulting in increases primarily in the areas of compensation-related costs, advertising, and training expenses.  In addition, in 2008 the company’s deposit insurance premiums increased due to changes in the FDIC insurance assessment rates, related to 2005 legislation, which applied to all insured banks.

To date, 2008 has provided many opportunities.  Enterprise is strong and well positioned to achieve continued success.

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

 (Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2008	2007	2008	2007
Net interest income	$10,915	$10,279	$30,986	$30,373
Provision for loan losses	1,173	215	2,040	350
Net interest income after provision for loan losses	9,742	10,064	28,946	30,023
Non-interest income	2,625	2,544	7,410	7,137
Non-interest expense	9,639	8,592	28,274	26,076
Income before income taxes	2,728	4,016	8,082	11,084
Income tax expense	1,009	1,393	2,563	3,921
Net Income	$1,719	$2,623	$5,519	$7,163

Basic earnings per share	$0.22	$0.33	$0.69	$0.92
Diluted earnings per share	$0.21	$0.33	$0.69	$0.91
Basic weighted average common shares outstanding	7,984,628	7,846,563	7,961,943	7,797,682
Diluted weighted average common shares outstanding	8,012,595	7,921,918	7,997,111	7,899,919

CONDENSED CONSOLIDATED BALANCE SHEETS	September 30, 2008	December 31, 2007	September 30, 2007
Cash and cash equivalents	$46,154	$32,718	$33,042
Investment securities at fair value	137,535	145,517	147,391
Loans, net of allowance for loan losses	893,573	820,274	798,740
Other assets	59,284	59,157	54,000
Total assets	$1,136,546	$1,057,666	$1,033,173

Deposits	$944,253	$868,786	$898,336
Borrowed funds	83,476	81,429	30,402
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	9,316	9,614	9,181
Total stockholders’ equity	88,676	87,012	84,429
Total liabilities and stockholders’ equity	$1,136,546	$1,057,666	$1,033,173

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	September 30, 2008	December 31, 2007	September 30, 2007
Balance Sheet Items:
Total assets	$1,136,546	$1,057,666	$1,033,173
Loans serviced for others	20,683	20,826	20,516
Investment assets under management	516,457	573,608	546,030
Total assets under management	$1,673,686	$1,652,100	$1,599,719

Book value per share	$11.09	$11.00	$10.74
Dividends per common share	$0.27	$0.32	$0.24
Allowance for loan losses to total loans	1.67%	1.62%	1.65%
Non-performing assets to total assets	0.63%	0.39%	0.37%

Income Statement Items (annualized):
Return on average assets	0.68%	0.99%	0.97%
Return on average stockholders’ equity	8.33%	12.11%	11.92%
Net interest margin (tax equivalent)	4.14%	4.40%	4.45%